Exhibit 99.1

Press Release

Capital Automotive Favorably Settles Litigation Receiving Cash, Non-Compete Agreement and the Return of Proprietary Documents

MCLEAN, Va., November 9, 2004 — Capital Automotive REIT (Nasdaq: CARS), the nation’s leading specialty finance company for automotive retail real estate, is pleased to announce a definitive Settlement Agreement with the following parties (collectively, the “Milestone Parties”) to settle all pending litigation: AutoStar Realty Operating Partnership, L.P. (“AutoStar”); Michael R. Burkitt (“Burkitt”); John Geller (“Geller”); Presidio Financial Partners, LLC, and Presidio Merchant Partners, LLC (collectively “Presidio”); and Milestone Realty Trust, Inc., The Staubach Company, Staubach Retail Services, Inc., and Cypress Equities, LLC (collectively “Staubach”). The Settlement Agreement contains mutual releases and provides that all pending litigation will be dismissed with prejudice. The Milestone Parties paid Capital Automotive $150,000 as partial consideration for the settlement. More importantly AutoStar, Burkitt, Geller, Presidio, and Staubach returned or destroyed all of Capital Automotive’s documents in their possession, and any documents derived from those documents. In addition, Burkitt entered into an agreement not to compete with Capital Automotive in the development, acquisition and/or leaseback or finance of new or used automobile dealership real estate during a six-month period ending May 3, 2005. Capital Automotive did not make any payments to the Milestone Parties.

Commenting on today’s news, Thomas D. Eckert, President and Chief Executive Officer, stated, “Although litigation is an expensive and time-consuming method of resolving disputes, we are satisfied with the results. The payment by the defendants of the settlement amount, the return of our proprietary documents, and the non-compete agreement entered into by Mr. Burkitt substantiate our position on this litigation from the outset. We feel vindicated by the terms of the settlement and, while we could have pursued the litigation further, given our lean structure, strong pipeline of opportunities, and commitment to delivering shareholder value, we simply decided further protracted and costly litigation was not the best use of our resources.”

About Capital Automotive

Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust that acquires real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses. Additional information on Capital Automotive is available on the Company’s Website at http://www.capitalautomotive.com.

Contact Information
David S. Kay
Senior Vice President, Chief Financial Officer and Treasurer
Capital Automotive REIT
703.394.1302

8270 Greensboro Drive, Suite 950    McLean, Virginia  22012
MAIN  (703)288-3075    FAX  (703)288-3375    WEBSITE  www.capitalautomotive.com